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BANPONCE CORPORATION                          ---------------------------------
For additional information:                   BANPONCE CORPORATION
David H. Chafey, Jr.                          PO Box 362708
Executive Vice President                      San Juan, Puerto Rico 00936-2708
Telephone (809) 751-4566                      Telephone (809) 765-9800

                                              EXHIBIT 99(a)
                                              -------------

October 6, 1995                                                     News Release



                BanPonce Corporation and subsidiaries earnings for the quarter and nine-month period ended September 30, 1995


BanPonce Corporation (the Corporation) today announced net income of $38.3 million for the third quarter of 1995. Earnings per common share (EPS) for the quarter were $1.10, based on 32,922,318 average shares outstanding. Net earnings for the third quarter of 1994 were $31.7 million or $0.90 per common share, based on 32,812,818 average shares outstanding. For the first and second quarter of 1995, EPS were $0.96 and $0.98, respectively.

The Corporation's return on assets (ROA) and return on common equity (ROE) for the third quarter of 1995 were 1.03% and 14.55%, respectively. For the same period of 1994, the Corporation reported ROA and ROE of 1.02% and 13.26%, respectively. ROA and ROE for the second quarter of 1995 were 1.00% and 13.47%.

For the nine-month period ended on September 30, 1995, the Corporation's net earnings reached $106.1 million or 15.2% over the $92.1 million obtained for the same period of 1994. EPS for the first nine months of 1995 were $3.04, as compared with $2.74 for the same period of 1994. ROA and ROE for the first nine months of 1995 were 1.03% and 14.00%, respectively. For the same period of 1994 these ratios were 1.02% and 13.72%.

The Corporation's results of operations for the third quarter of 1995 show an increase of $11.7 million in net interest income when compared with the same quarter of 1994 and an increase of $11 million in other revenues. These improvements were partially offset by an increase of $5.7 million in income taxes, $5.4 million in the provision for loan losses and $5 million in operating expenses.

The increase in net interest income for the quarter resulted mainly from an increase of $2.2 billion in the average volume of earning assets. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest yield for the quarter ended September 30, 1995 was 4.31%, compared with 4.74% for the third quarter of 1994. For the first nine months of 1995 the net interest yield was 4.43%, compared with 4.71% for the same period of 1994.

The increase in the provision for loan losses was mainly due to the rise in net charge-offs. Net charge-offs for the quarter ended September 30, 1995 were $13.3 million or 0.64% of average loans

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compared with $10.5 million or 0.57% of average loans for the same period of
1994. On a year-to-date basis, net charge-offs amounted to $32.7 million or 0.54% of average loans, compared with $28.7 million and 0.55%, respectively in 1994. The Corporation also provided for potential losses that may arise in the U.S. Virgin Islands' loan portfolio as a result of the effects of hurricane Marilyn on the economy of these islands.

Other operating income and other service fees increased $3.6 million and $3.4 million, respectively, while service charges on deposit accounts rose $1.6 million. The increase in other operating income was mainly due to higher gains on sale of mortgage loans realized by Banco Popular, Equity One and Puerto Rico Home Mortgage and the income on investment banking and underwriting services provided by BP Capital Markets. Other service fees in Banco Popular increased $3.2 million, mainly in mortgage servicing fees due to the acquisition of substantially all the assets of Puerto Rico Home Mortgage on March 31, 1995. Increases in credit card fees, fees collected on the growing volume of transactions at point-of-sale (POS) terminals and other electronic transactions, and fees generated through new collection and payment processing services provided to government agencies also contributed to the rise in other service fees. Fees related to the sale of non-deposit products also added $0.7 million to this revenue category. Service charges on deposits increased $1.3 million at Banco Popular mainly due to a higher activity on commerical accounts and revisions made to the commercial accounts fee structure.

The gains on sale of investment securities available-for-sale for the third quarter of 1995 amounted to $1.9 million, as compared with losses of $0.2 million for the same period of 1994. Trading transactions contributed with $0.3 million to the Corporation's earnings in the current quarter.

Personnel costs increased $4.5 million as compared with the third quarter of 1994, of which $2.4 million represents expenses of the Corporation's new subsidiaries, Banco Popular, FSB, Popular Mortgage and BP Capital Markets. The rise in personnel costs is also related to normal annual merit increases, business expansion and increased medical plan costs. Other operating expenses increased $0.5 million after considering a reduction of $5.5 million in the FDIC assessment. During this quarter the Corporation received a refund of $5.6 million from the FDIC due to the reduction in the assessment rate retroactive to June 1, 1995 when the Bank Insurance Fund (BIF) reached the statutory level. The increase in other operating expenses was mostly in equipment, net occupancy, supplies and communication expenses. These increases are mostly attributed to the growth and expansion of the Corporation's business activities and the costs related to the expansion of the electronic payment system, the growth in the network of POS terminals and the development of new products and services. In addition, Banco Popular increased its reserve for sundry losses to cover for estimated losses in Virgin Islands as a result of hurricane Marilyn. The new operations of Banco Popular, FSB, Popular Mortgage and BP Capital Markets were responsible for $2.4 million of the increase in other operating expenses. The increase in income tax results from a higher pre-tax income.

The Corporation's total assets at September 30, 1995, amounted to $14.9 billion, compared with $12.4 billion at September 30, 1994. Most of the increase relates to BP Capital Markets which had $888 million in total assets at September 30, 1995. In addition, Banco Popular, FSB and Popular Mortgage had $265 million and $98 million, respectively, in assets at the end of this quarter. Total loans amounted to $8.5 billion at September 30, 1995, compared with $7.5 billion a year ago. Commerical loans reflected the major growth, followed by mortgage loans which also rose,

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particularly at Banco Popular, Equity One, and Popular Mortgage.

Total deposits were $9.7 billion at September 30, 1995 compared with $8.9 billion at September 30, 1994. Most of the increase was attained at Banco Popular, where total deposits increased $647.1 million. Also contributing to this increase were $179.2 million in deposits of Banco Popular, FSB, a new subsidiary of the Corporation, which acquired from the Resolution Trust Corporation four branches in January 1995 and opened two new branches in August. Banco Popular, FSB operates in New Jersey.

The allowance for loan losses amounted to $164.4 million as of September 30, 1995, or 1.94% of loans, compared with $149.4 million or 1.99% at the same date in 1994. Non-performing assets at September 30, 1995 were $155.9 million or 1.84% of loans, compared with $118.0 miilion or 1.57% at September 30, 1994.

At September 30, 1995, stockholders' equity was $1.1 billion, compared with $1.0 billion at September 30, 1994. The allowance for unrealized holding gains on securities available-for-sale net of deferred taxes, as required by SFAS 115, amounted to $5.8 million at September 30, 1995, as compared with an allowance for unrealized losses, net of taxes, of $9.8 million a year ago.

The market value of the Corporation's common stock at September 30, 1995 was $38.75, compared with $33.125 at September 30, 1994. At September 30, 1995, the Corporation's common stock had a book value per share of $30.44. At the same date, the Corporation's market capitalization was $1.3 billion.


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BANPONCE CORPORATION
Financial Summary
(In thousands, except per share data)





                                                      1995             1994        Third                 Nine months ended
                                             --------------------------------     Quarter                  September 30,
                                                                                 1995-1994     -----------------------------------
                                              Third        Second      Third      Percent                                 Percent
                                             Quarter       Quarter    Quarter     Variance      1995            1994      Variance
                                             --------------------------------   -------------  -----------------------------------
Summary of Operations

Interest Income                                $288,458    $288,818   $228,695     26.13%      $807,488        $648,106       24.59%
Interest expense                                140,043     126,698     91,996     52.23        379,432         250,050       51.74
                                               --------    --------   --------     -----       --------        --------       -----

Net Interest Income                             148,416     142,120    136,699      8.57        420,063         296,056        7.54
Provision for loan losses                        18,997      12,646     13,544     40.19         43,331          41,244        5.06
                                               --------    --------   --------     -----       --------        --------       -----

Net Interest income after provision
 for loan losses                                129,428     129,474    123,155      5.09        384,732         356,812        7.82

Other operating income                           44,588      39,956     36,022     23.78        122,100         102,950       18.60
Gain (loss) on sale of securities                 1,950          66       (205)                   2,062              67
Trading account profit (loss)                       293         350         (8)                     583             323       83.59
                                               --------    --------   ---------    -----       --------        --------       -----

Total other income                               46,831      40,372     35,809     30.78        124,788         103,340       20.72

Salaries and benefits                            57,928      57,803     52,467     10.41        172,822         154,066       12.17
Profit sharing                                    4,433       6,506      5,376    (17.52)        14,268          15,993      (10.79)
Other operating expenses                         57,233      60,413     56,706      0.93        175,545         163,520        7.35
                                               --------    --------   --------    ------       --------        --------      ------

Total operating expenses                        119,597     124,722    114,551      4.41        382,635         333,581        8.71

Income before income tax and dividends on
 preferred stock of Banco Popular                56,662      45,124     44,413     27.58        146,862         126,571       16.02
Income tax                                       18,356      11,063     12,696     44.57         40,743          34,063       19.61
                                               --------    --------   --------    ------       --------        --------      ------

                                                 36,307      34,061     31,717     20.78        106,109          92,508       14.70

Dividends on preferred stock of
 Banco Popular                                                                                                      385     (100.00)
                                               --------    --------   --------    ------       --------        --------     --------


Net income                                     $ 36,307    $ 34,061   $ 31,717     20.78       $104,109        $ 92,123       15.18
                                               ========    ========   ========    ======       ========        ========     =======

Net income applicable to common stock          $ 36,220    $ 31,973   $ 29,560     22.53       $ 99,847        $ 59,955       10.96
                                               ========    ========   ========    ======       ========        ========     =======

Earnings per common share:
 Net Income                                    $   1.10    $   0.98   $   0.90     22.12       $   3.04        $   2.74       10.61
                                               ========    ========   ========    ======       ========        ========     =======


Average common shares outstanding            32,922,316  32,893,968 32,812,818               32,894,587      32,784,802
Common shares outstanding at end of period   32,922,318  32,893,958 32,812,818               32,922,318      32,812,818





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
BANPONCE CORPORATION
Financial Summary
(in thousands)


                                                                             Third             Nine months ended
                                            1995                  1994       Quarter              September 30
                                   -------------------------------------    1995-1994  -------------------------------------
                                      Third        Second         Third      Percent                                Percent
                                     Quarter       Quarter       Quarter    Variance      1995          1994       Variance
                                   -------------------------------------    ---------  -------------------------------------
Selected Average Balances
Total assets                       $14,708,587   $13,616,347   $12,385,240    18.76    $13,789,417   $12,104,202    13.67
Loans                                8,369,295     8,089,952     7,355,819    13.78      8,189,515     6,926,741    17.08
Earning assets                      13,787,550    12,814,604    11,539,843    19.48     12,998,343    11,268,582    14.45
Interest-bearing liabilities        11,596,367    10,552,061     9,444,506    22.78     10,679,496     9,248,785    15.47
Stockholders' equity                 1,087,119     1,052,106       986,282    10.22      1,052,384       901,509    16.85

Performance Ratios
Net interest yield*                       4.31%         4.44%         4.74%                   4.43%         4.71%
Return on assets                          1.03          1.00          1.02                    1.03          1.02
Return on common equity                  14.55         13.47         13.26                   14.00         13.72

Credit Quality Data
Nonperforming assets               $   155,917   $   148,223   $   117,967    32.17    $   155,917   $   117,967    32.17
Net loans charged-off                   13,291        11,379        10,533    26.18         32,699        28,725    13.83
Allowance for loan losses              164,430       158,734       149,429    10.04        164,430       149,429    10.04
Nonperforming assets to total
  assets                                  1.04%         1.02%         0.95%                   1.04%         0.95%
Allowance for losses to loans             1.94          1.94          1.99                    1.94          1.99

Selected Financial Data at
  Period-End
Total assets                       $14,934,809   $14,573,302                           $14,934,909   $12,444,525    20.01
Loans............................    8,487,114     8,200,328                             8,487,114     7,502,090    13.13
Earning assets...................   13,968,141    13,601,079                            13,989,141    11,606,184    20.35
Interest-bearing liabilities.....   11,745,871    11,430,070                            11,746,871     9,502,701    23.61
Stockholders equity..............    1,102,047     1,073,170                             1,102,047       988,873    11.44

*Not on a taxable equivalent basis




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